FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Corporate Communications
+1 630 245 1780
media@calamos.com

Calamos Asset Management announces retirement of Arthur L. Knight as Director and promotion of James J. Boyne to President and Chief Operating Officer

Naperville, IL; 4 February 2013 – Calamos Asset Management, Inc. (NASDAQ: CLMS) announced today that, following nearly 10 years of meritorious service on the Board of Directors, Arthur L. Knight, 75, has retired effective January 30, 2013. Since 1994, Knight has served as a business consultant and independent director for a number of companies.  John P. Calamos, Sr., Chairman, Chief Executive Officer and Global Co-Chief Investment Officer commented, “On behalf of Calamos Asset Management, Inc. I extend our sincere gratitude to Art Knight for his dedication, leadership and contributions to the firm.  Art has been a valued member of the Board and we all wish him well in his retirement.”

Calamos also announced the promotion of James J. Boyne, 46, to President and Chief Operating Officer, as he takes on additional responsibility for financial operations. Boyne has been with Calamos for nearly five years and has more than twenty years experience in the financial services industry. “Jim has been an integral part of the management team through these challenging markets and executing our key strategic initiatives,” said Calamos.

About Calamos

Calamos Investments®* is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York.

For more information, please visit www.calamos.com.

Source: Calamos Asset Management, Inc.

*Calamos Investments LLC, referred to herein as Calamos Investments®, is a financial services company offering such services through its subsidiaries: Calamos Advisors LLC, Calamos Wealth Management LLC, Calamos Investments LLP and Calamos Financial Services LLC.

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